Exhibit 10.9
Quantz Advisory LLC
CONFIDENTIAL
March 10, 2026

Mr. David Whitehouse
SVP and Treasurer
The Boeing Company
929 Long Bridge Drive
Arlington, VA 22202

Dear Dave:
This letter agreement (this “Agreement”) confirms certain arrangements between The Boeing Company (the “Client”) and Quantz Advisory LLC (“Advisor”) with respect to the engagement of Advisor by the Client as an advisor to provide strategic advice and assistance to the Client in connection with the potential sale of assets related to a specific, identified program (the “Potential Transaction”).
1.As consideration for the services to be rendered hereunder, if the Potential Transaction is consummated, the Client agrees to pay Advisor a customary fee based on a percentage of gross proceeds received by the Client in connection with the Potential Transaction.

2.In addition to the fee payable under the foregoing paragraph, the Client will reimburse Advisor for Advisor’s reasonable, documented and customary out-of-pocket expenses incurred in connection with the services to be provided by Advisor hereunder, regardless of whether a Potential Transaction is consummated; provided that, without the Client’s prior written consent, the Client’s obligation to reimburse Advisor hereunder will not exceed $50,000 in the aggregate. Any request by Advisor for reimbursement of expenses pursuant to this Section 2 shall be set forth in invoices submitted to the Client, not more frequently than every month, together with reasonable supporting documentation.

3.All fees, expenses and any other amounts payable hereunder are payable in U.S. dollars, free and clear of any non-U.S. withholding taxes or deductions and shall be payable in New York in an account designated by Advisor.

4.In connection with the services to be provided hereunder, the Client will use all reasonable efforts to make available to Advisor all information in the possession or control of the Client that is reasonably necessary for Advisor to provide the services hereunder. The Client understands and confirms that (a) Advisor will use public reports and other information provided by others, including information provided by

The Boeing Company Engagement Letter

the Client, other parties and their respective officers, employees, auditors, attorneys or other agents in performing the services hereunder and (b) Advisor does not assume responsibility for, and may rely without independent verification upon, the accuracy and completeness of any such information. The Client will notify Advisor promptly if it learns of any material change in any information previously made available to Advisor by or on behalf of the Client or any third party.

5.Advisor shall keep all information made available to Advisor by or on behalf of the Client (the “Information”) confidential, except that nothing herein will prevent Advisor from disclosing the Information to the extent that such Information (a) is disclosed with the Client’s consent, (b) is disclosed to Advisor’s affiliates or any of Advisor’s or any of its affiliate’s representatives, directors, officers, employees, attorneys or agents (“Authorized Recipients”) in connection with the performance of Advisor’s services hereunder or for internal control or compliance purposes; provided that (i) such Authorized Recipients have been advised to keep the Information confidential in accordance with this Section 5 and (ii) Advisor shall be responsible for any breach of this Section 5 by an Authorized Recipient, or (c) is required to be disclosed by applicable law, regulation or the order of a court of competent jurisdiction or is requested to be disclosed by a regulatory authority having jurisdiction over Advisor or its representatives, provided, however, that prior to a disclosure pursuant to clause (c), Advisor shall, to the extent legally permissible and reasonably practicable under the circumstances, provide notice to the Client of such disclosure requirement such that the Client may seek (at the Client’s sole cost and expense) a protective order to avoid such disclosure or limit its scope or to obtain confidential treatment of that portion of the Information legally required to be disclosed. “Information” shall not include any information that (a) is or becomes generally available to the public (other than as a result of disclosure by Advisor or any Authorized Recipient in breach of this Agreement), (b) was available to Advisor or any Authorized Recipient on a non-confidential basis prior to its disclosure by the Client or its affiliates or the other parties to a transaction or (c) becomes available to Advisor or an Authorized Recipient on a non-confidential basis from a person other than the Client or its affiliates or the other parties to a transaction, who is not to Advisor’s knowledge, bound by a duty of confidentiality to the Client with respect to such information.
6.The Client acknowledges that Advisor has been retained hereunder solely as an adviser to the Client, and not as an adviser to or agent of any other person, and that Advisor’s engagement hereunder is as an independent contractor and not in any other capacity including as a fiduciary. Any duties of Advisor arising out of its engagement pursuant to this Agreement shall be owed solely to the Client. The Client agrees that any information or advice provided by Advisor in connection with Advisor’s engagement hereunder is for the confidential use of the Client and may not be provided to or relied upon by any other person without Advisor’s prior written consent. The Client will not disclose, summarize, excerpt from or otherwise refer to such information or advice, in any manner without Advisor’s prior written consent,

The Boeing Company Engagement Letter

except for its own internal purposes related to the Potential Transaction (which will be deemed to include discussions between and among the Client and directors, officers, employees and equityholders of entities or businesses involved in the Potential Transaction). Neither Advisor’s engagement hereunder, nor the delivery of any advice in connection with Advisor’s engagement hereunder, is intended to confer rights upon any persons not a party hereto (including security holders, employees, directors or creditors of the Client) as against Advisor, its affiliates or any of their respective representatives, directors, officers, employees or agents.
7.The Client acknowledges that it is not relying on the advice of Advisor for tax, legal, regulatory or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any transaction or other matter based upon such advice. In addition, the Client acknowledges that in no event shall Advisor act as an underwriter of any securities in connection with any transaction. Advisor may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates.
8.The Client agrees to indemnify Advisor in accordance with Annex A hereto, the terms of which are incorporated into this Agreement in their entirety.
9.This Agreement will expire on the eighteen-month anniversary of the date hereof, unless earlier terminated by the Client or Advisor upon thirty (30) days written notice; provided, however, this Agreement may be extended by mutual agreement of the Client and Advisor. Upon the expiration or termination of this Agreement, neither the Client nor Advisor shall have any liability or continuing obligation to the other party except for any fees accrued and expenses incurred (subject to Section 2) by Advisor prior to the date of such expiration or termination. Notwithstanding the foregoing, Section 5, Section 6, Section 8, this Section 9, Section 10, Section 11, Section 12 and Annex A hereto shall remain operative regardless of the expiration or termination of this Agreement.
10.The Client understands and acknowledges that Advisor or its affiliates may currently hold, or in the future may acquire, debt or equity securities (or other interests) issued by the Client or its affiliates and will be under no obligation to sell any such holdings in connection with this engagement. The Client is aware that Advisor and/or its affiliates may currently or in the future, other than with respect to the Potential Transaction or the entities or businesses contemplated to be involved therein (in each case, with respect to which Advisor agrees that neither it nor its affiliates will represent in a manner potentially adverse to the Client without the Client’s prior written consent), (a) provide services to other parties with interests that conflict with the interests of the Client or (b) engage in transactions (as a principal or otherwise) that conflict with the interests of the Client.
11.The Client (i) acknowledges that Advisor is not registered pursuant to the U.S. Foreign Agents registration Act (“FARA”) or the U.S. Lobbying Disclosure Act (“LDA”), (ii) agrees that this Agreement does not obligate the Advisor to take any action that would require the Advisor to become registered under, or is otherwise regulated by, the

The Boeing Company Engagement Letter

FARA or the LDA, (iii) agrees that the Advisor shall not be requested or required to take, any action that would require the Advisor to become registered under, or is otherwise regulated by, the FARA or the LDA and (iv) agrees that the Advisor’s refusal to take any action that would require the Advisor to become registered under, or is otherwise regulated by, the FARA or the LDA shall not be a breach of, and shall not be a basis to terminate, this Agreement.
12.This Agreement (including Annex A) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. No failure or delay on the part of any party to exercise any right, power or remedy of such party hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other provision contained herein. This Agreement may not be assigned by either party without the other party’s prior written consent. This Agreement will be binding upon and inure to the benefit of the Client, Advisor and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which taken together shall constitute one and the same agreement.
13.This Agreement and any claim, counterclaim, proceeding or dispute of any kind or nature whatsoever, directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder (a “Claim”), shall be governed and construed in accordance with the laws of the State of New York (without giving regard to any otherwise applicable conflict of laws rules). No such Claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties (on behalf of itself and its respective successors and assigns) hereto hereby submits to the jurisdiction and venue of such courts (and any appellate courts from any thereof) and personal service with respect thereto. Each of the parties hereto hereby waives on behalf of itself and its successors and assigns any and all right to argue that the choice of forum provision is or has become unreasonable in any legal proceeding. Each of the parties hereto hereby waives all right to trial by jury in any Claim (whether based upon contract, tort or otherwise) directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder.

The Boeing Company Engagement Letter

[Signature page follows]

The Boeing Company Engagement Letter

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

QUANTZ ADVISORY LLC

By: /s/ Brian West__________________
Name: Brian West
Title: CEO

Accepted and agreed as of the date first written above:

THE BOEING COMPANY

By: /s/ David Whitehouse_______________
Name: David Whitehouse
Title: SVP and Treasurer